SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 8-A/A
                                (Amendment No. 2)

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                       SECURITIES AND EXCHANGE ACT OF 1934

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                           SPECTRASITE HOLDINGS, INC.
             (Exact Name of Registrant as Specified in its Charter)


                DELAWARE                                     56-2027322
(State of Incorporation or Organization)           (IRS Employer Identification)


                       100 REGENCY FOREST DRIVE, SUITE 400
                           CARY, NORTH CAROLINA 27511
               (Address of Principal Executive Offices) (Zip Code)


        Securities to be registered pursuant to Section 12(b) of the Act:


         Title of Each Class                      Name Of Each Exchange on Which
         To Be So Registered                      Each Class Is To Be Registered
         -------------------                      ------------------------------
               NONE.                                            NONE.


        Securities to be registered pursuant to Section 12(g) of the Act:


                         Common Stock, par value $0.001


           This registration statement contains a total of six pages.

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ITEM 1.  DESCRIPTION OF CAPITAL STOCK

    The following is a summary of the material terms and provisions of SpectraSite's capital stock. SpectraSite's second amended and restated certificate of incorporation authorizes the issuance of 340,000,000 shares of capital stock, divided into 300,000,000 shares of common stock, $0.001 par value per share, and 40,000,000 shares of preferred stock, $0.001 par value per share. As of September 30, 2000, there were 138,075,309 shares of common stock outstanding. In addition:

o 1,000,000 shares of common stock are reserved for issuance under our employee stock purchase plan;

o 8,938,851 shares of common stock, as of September 30, 2000, were reserved for issuance upon exercise of stock options available for future grant under the stock incentive plan;

o 9,473,542 shares of common stock, as of September 30, 2000 were reserved for issuance upon exercise of stock options granted under the stock incentive plan;

o 9,275,362 share of common stock are reserved for issuance upon conversion of the 6 3/4% senior convertible notes due 2010; and

o 1,500,000 shares of common stock are reserved for issuance upon exercise of warrants held by Trimaran Fund II, L.L.C. and certain other investors participating in the Trimaran investment program.

Common Stock

    SpectraSite has two classes of authorized common stock which are identical in all respects except that one class is non-voting. If a SpectraSite stockholder is deemed a regulated entity under the Bank Holding Company Act of 1956, as amended, its shares of common stock over 5% of the total issued and outstanding common stock will become non-voting until transferred to a non-regulated entity. The voting common stock is entitled to one vote per share. All outstanding shares of common stock are validly issued, fully paid and nonassessable. The common stock holders have no preemptive rights, cumulative rights, subscription, redemption, sinking fund or conversion rights and preferences. The common stock holders will be entitled to receive such dividends as the board of directors may declare out of funds legally available for that purpose.

Preferred Stock

    SpectraSite has 40,000,000 authorized, but unissued, shares of preferred stock, $0.001 par value per share. Although the rights and designations of the preferred stock are currently undefined, SpectraSite's board of directors is authorized to establish the voting, dividend, redemption, conversion, liquidation and other relative rights by a resolution or resolutions at any time and from time to time.

    In establishing the terms of a series of preferred stock, the board of directors is authorized to set, among other things:

o        the number of shares;
o        the dividend rate and preferences;
o        the cumulative or non-cumulative nature of dividends;
o        the redemption provisions;
o        the sinking fund provisions;
o        the conversion rights;
o the amounts payable and preferences in the event of the voluntary or involuntary liquidation of
         SpectraSite; and
o        the voting rights,

in addition to those required by law. Such terms could include provisions prohibiting the payment of common stock dividends or purchases by SpectraSite of common stock in the event dividends or sinking fund payments on the


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preferred  stock were in arrears.  In the event of  liquidation,  the holders of preferred stock of each series might be entitled to receive an amount specified for such series by the board of directors before any payment could be made to the holders of common stock.

     Any of the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of any such series of preferred stock may be made dependent upon facts ascertainable outside of the resolution or resolutions providing for the issue of such preferred stock adopted by the board of directors. The manner in which such facts shall operate upon the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such series of preferred stock must be clearly and expressly set forth in the resolution or resolutions providing for the issuance of such preferred stock.

     Shares of preferred stock of any series that have been redeemed or that if convertible or exchangeable, have been converted into or exchanged for shares of any other class or classes shall have the status of authorized and unissued shares of preferred stock of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of shares of preferred stock to be created by resolution or resolutions of the board of directors or as part of any other series of shares of preferred stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the board providing for the issue of any series of shares of preferred stock.

Delaware Law Anti-Takeover Law

    Section 203 of the Delaware General Corporation Law prohibits SpectraSite from engaging in a "business combination" with an "interested stockholder." This restriction applies for three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes (1) mergers,
(2) asset sales and (3) other transactions resulting in a financial benefit to an interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of SpectraSite's' voting stock. Section 203 could delay, defer or prevent a change in control of SpectraSite. It might also reduce the price that investors might be willing to pay in the future for shares of common stock.

Limitation of Liability and Indemnification Matters

    The second amended and restated certificate of incorporation provides that directors of SpectraSite will not be personally liable to SpectraSite or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

                  (1) for any breach of the  director's  duty of loyalty  to
                      SpectraSite  or its stockholders;
                  (2) for acts or omissions  not in good faith or which  involve intentional misconduct or a knowing violation of law;
                  (3) under a  provision  of Delaware  law  relating to unlawful payment of dividends or unlawful stock purchases or redemptions of stock; or
                  (4) for any  transaction  from which the  director  derives an improper personal benefit.

As a result of this provision, SpectraSite and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

    Our amended bylaws provide for the indemnification of directors, officers, employees and agents and any person who is or was serving at the request of SpectraSite as a director, officer, partner, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise and any person who was or is serving at the request of SpectraSite as a trustee or administrator under an employee benefit plan to the fullest extent authorized by, and subject to, the conditions set forth, in the Delaware General Corporation Law, against all expenses and liabilities. The indemnification provided under our amended bylaws includes the right to be paid by SpectraSite the expenses in advance of any proceeding for which indemnification may be had in advance of its final disposition.

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Transfer Agent and Registrar

         The transfer agent and registrar for our common stock is BankBoston, N.A.

ITEM 2.  EXHIBITS.

         3.1 Second Amended and Restated Certificate of Incorporation of SpectraSite Holdings, Inc.

         3.2 Amended Bylaws of SpectraSite Holdings, Inc. (incorporated by reference to exhibit 3.8 of the SpectraSite's Form S-1 Registration Statement, No. 333-93873).

         4.1 Indenture, dated as of June 26, 1998, between the Registrant and United States Trust Company of New York, as trustee. Incorporated by reference to the corresponding exhibit to the registration statement on Form S-4 of the Registrant, file no. 333-67043.

         4.2 First Supplemental Indenture, dated as of March 25, 1999, between the Registrant and United States Trust Company of New York, as trustee. Incorporated by reference to the corresponding exhibit to the registration statement on Form S-4 of the Registrant, file no. 333-67043.

         4.3 Second Supplemental Indenture, dated as of June 6, 2000, between the Registrant and United States Trust Company of New York, as trustee. Incorporated by reference to exhibit no. 4.1 of the Registrant's report on Form 8-K, dated June 6, 2000 and filed June 21, 2000.

         4.4 Indenture, dated as of April 20, 1999, between the Registrant and United States Trust Company of New York, as trustee. Incorporated by reference to exhibit no. 4.3 to the registration statement on Form S-4 of the Registrant, file no. 333-67043.

         4.5 Indenture, dated as of March 15, 2000, between the Registrant and United States Trust Company of New York, as trustee. (10 3/4% senior notes) Incorporated by reference to exhibit no.
                  4.4 of the registration statement on Form S-4 of the Registrant, file no. 333-35094.

         4.6 Indenture, dated as of March 15, 2000, between the Registrant and United States Trust Company of New York, as trustee. (12 7/8% senior notes) Incorporated by reference to exhibit no.
                  4.5 of the Registrant's registration statement on Form S-4, file no. 333-35094.

         4.7 Indenture, dated as of November 20, 2000, between SpectraSite Holdings, Inc. and United States Trust Company of New York, as trustee. Incorporated by reference to exhibit 4.1 of the Registrant's report on Form 8-K, dated November 20, 2000 and filed November 22, 2000.

         4.8 Second Amended and Restated Registration Rights Agreement, dated as of April 20, 1999. Incorporated by reference to exhibit no. 10.5 to the registration statement on Form S-4 of the Registrant, file no. 333-67043.

         4.9 Joinder Agreement to SpectraSite Restated Registration Rights Agreement, dated January 5, 2000. Incorporated by reference to exhibit no. 10.36 to the Registrant's registration statement on Form S-1, file no. 333-93873.

         4.10 Consent and Agreement to SBCW Registration Rights Amendment to Existing Registration Rights Agreement.

         4.11 Registration Rights Agreement, dated as of November 20, 2000, among SpectraSite Holdings, Inc. and Trimaran Fund II, L.L.C., Trimaran Capital, L.L.C., Trimaran Parallel Fund II, L.P., CIBC Employee Private Equity Fund (Trimaran) Partners and CIBC World Markets Ireland Limited. Incorporated by reference to exhibit 4.4 of the Registrant's report on Form 8-K, dated November 20, 2000 and filed November 22, 2000.


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         4.12     Third Amended and Restated Stockholders'  Agreement,  dated as of April 20,  1999.  Incorporated  by reference to exhibit no.
                  10.6 to the registration statement on Form S-4 of the Registrant, file no. 333-67043.

         4.13 Amendment No. 1 to the Third Amended and Restated Stockholders' Agreement, dated as of November 20, 2000. Incorporated by reference to exhibit 4.6 of the Registrant's report on Form 8-K, dated November 20, 2000 and filed November 22, 2000.

         4.14 Warrant Agreement, dated as of November 20, 2000, between SpectraSite Holdings, Inc. and First Union National Bank, as Warrant Agent. Incorporated by reference to exhibit 4.5 of the Registrant's report on Form 8-K, dated November 20, 2000 and filed November 22, 2000.


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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                                     SPECTRASITE HOLDINGS, INC.



DATE:     December 11, 2000                         BY:/s/ David P. Tomick
                                                       -------------------------

                                                         David P. Tomick
                                                         Chief Financial Officer